EXHIBIT 21.1

SUBSIDIARIES OF ASPIRATIONAL CONSUMER LIFESTYLE CORP.

Name of Subsidiary	Jurisdiction of Organization
KittyHawk Merger Sub LLC	Delaware
Wheels Up Blocker Sub LLC	Delaware
KittyHawk Blocker Sub I Inc.	Delaware
KittyHawk Blocker Sub II Inc.	Delaware
KittyHawk Blocker Sub III Inc.	Delaware
KittyHawk Blocker Sub IV Inc.	Delaware
KittyHawk Blocker Sub V Inc.	Delaware
KittyHawk Blocker Sub VI Inc.	Delaware
KittyHawk Blocker Sub VII Inc.	Delaware
KittyHawk Blocker Sub VIII Inc.	Delaware
KittyHawk Blocker Sub IX Inc.	Delaware